Exhibit 11(b)

May 2, 2005

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099

Re:	Travelers Series Fund Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to Travelers Series Fund Inc., a Maryland corporation (the “Company”), in connection with its acquisition of all or substantially all of the assets of the Salomon Brothers Variable Money Market Fund and Salomon Brothers Variable International Equity Fund, respectively (each an “Acquired Fund” and, collectively, the “Acquired Funds”), each a series of Greenwich Street Series Fund, a Massachusetts business trust (the “Trust”), in exchange for Common Stock shares, par value $.00001 per share (the “Shares”), of the Company’s Smith Barney Money Market Portfolio and Smith Barney International All Cap Growth Portfolio, respectively (each an “Acquiring Fund” and, collectively, the “Acquiring Funds”), and the assumption by the Company, on behalf of the respective Acquiring Funds, of the respective liabilities of the Acquired Funds pursuant to Agreements and Plans of Reorganization (each an “Agreement” and, collectively, the “Agreements”) among the Company, on behalf of each Acquiring Fund, the Trust, on behalf each Acquired Fund, and, for limited purposes, Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc. Capitalized terms used herein have the same meanings ascribed to them in the Agreements unless defined otherwise herein.

We have examined the Company’s Registration Statement on Form N-14 substantially in the form in which it is to become effective (the “Registration Statement”), the Company’s Charter and Bylaws, and the forms of the Agreements to be included in the Prospectus/Proxy Statement included in the Registration Statement. We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us,

Willkie Farr & Gallagher LLP

May 2, 2005

the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Agreements will be duly executed and delivered in substantially the same forms as those included in the Registration Statement and that upon such execution and delivery, they will constitute the legal, valid and binding obligation of the Trust, on behalf of the Acquired Funds, enforceable against the Trust, on behalf of the Acquired Funds, in accordance with their terms.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland; and

2. The Shares of each Acquiring Fund to be issued as contemplated in the Agreements have been, to the extent of the number of the Shares of each Acquiring Fund authorized in the Charter of the Company and then unissued, duly authorized, and, subject to the receipt by the Company of consideration equal to the net asset value thereof, when issued in accordance with the Agreements will be validly issued, fully paid and nonassessable Shares of the Acquiring Funds under the laws of the State of Maryland.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or “blue sky” laws of Maryland, to federal securities laws or to other laws.

You may rely on this opinion in rendering your opinion to the Company that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are “experts” as that term is used in the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Venable LLP